Exhibit 10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of MetLife of CT Separate Account QPN for Variable Annuities, (formerly Travelers Separate Account QPN for Variable Annuities) on Form N-4 of our report dated March 15, 2006, relating to the financial statements of MetLife of CT Separate Account QPN for Variable Annuities, and our report on the financial statements dated March 29, 2006, relating to MetLife Insurance Company of Connecticut, (formerly The Travelers Insurance Company) (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., PUSH DOWN BASIS OF ACCOUNTING REQUIRED IN CERTAIN LIMITED CIRCUMSTANCES and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS) and consolidated financial statement schedules, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.



/s/DELOITTE & TOUCHE
Certified Public Accountants

Tampa, Florida
July 27, 2006